Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RF Magic, Inc. 2000 Incentive Stock Plan, Entropic Communications, Inc. 2001 Stock Option Plan, Entropic Communications, Inc. 2007 Equity Incentive Plan, Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan and Entropic Communications, Inc. 2012 Inducement Award Plan of our report dated February 23, 2015, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc. included in MaxLinear, Inc.’s 8-K filed May 5, 2015 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 6, 2015